EXHIBIT 18


                              Trian Partners, L.P.
                                 280 Park Avenue
                                   41st Floor
                            New York, New York 10017




                                           February 11, 2008

BY EMAIL AND FAX
----------------

Wendy's International, Inc.
4288 West Dublin-Granville Road
Dublin, Ohio 43017-0256
Attention:  Lee McCorkle
            Corporate Secretary

Re: Shareholder Notice of Intent to Nominate Persons for Election as Directors of Wendy's International, Inc. (the "Corporation") and to Move Certain Business Proposals

Ladies and Gentlemen:


      As you know, the Corporation announced on January 28, 2008 that the Special Committee of the Board of Directors of the Corporation (the "Board") was in the final stages of its review of strategic options and that the Board determined that it would not exercise discretionary authority to vote on any shareholder proposal received on or before February 11, 2008. While we hope that the Special Committee's review of strategic options will result in a sale of the Corporation, due to today's deadline established by the Board, Trian Partners, L.P., a Delaware limited partnership (the "Record Holder"), hereby submits this notice (this "Notice") on the date hereof pursuant to the requirements set forth in Securities Exchange Commission ("SEC") Rule 14a-4, the Corporation's Proxy Statement on Schedule 14A filed with the SEC on March 12, 2007, the Current Report on Form 8-K filed by the Corporation on January 28, 2008 and in accordance with applicable provisions of the Ohio General Corporation Law, as amended. Further, the Record Holder intends to deliver a proxy statement and form of proxy to at least the percentage of shareholders that will be required to carry each proposal set forth in this Notice. The purpose of this Notice, as more fully set forth herein, is to provide notice to the Corporation of the Record Holder's intent to nominate persons for election to the Board and propose certain business at the 2008 annual meeting of shareholders of the Corporation (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "Annual Meeting"). Section 1.01 of the New Regulations of the Corporation, as amended (the "Regulations") provides that the Annual Meeting shall be held on the first Monday of April in each year or on such other date as may be fixed from time to time by the directors. As you know, the Annual Meeting for the last three years has been held on the fourth Thursday of April. Please confirm that the Annual Meeting will be held on April 24, 2008, which is the fourth Thursday of April. If the meeting will not be held on April 24, 2008 please advise us when the meeting will be held.

      The address of the Record Holder is 280 Park Avenue, 41st Floor, New York, New York 10017. The Record Holder is the record owner of 100 shares of common stock, par value $.10 per share, of the Corporation (the "Shares"). In addition, the Record Holder, together with the Holders (as defined in Annex A), Nominees (as defined herein) and certain related parties identified on Annex A, may be deemed to be members of a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), which group may be deemed to "beneficially own" (within the meaning of Rule 13d-3 under the Exchange Act) an aggregate of 8,559,243 Shares as more fully described on Annex
A. Share ownership is provided in this Notice as of the date hereof. It is anticipated that the Holders may acquire additional Shares, although the Record Holder does not intend to update this Notice to reflect future holdings.

      The Record Holder hereby represents that it (i) is a shareholder of record of Shares entitled to vote at the Annual Meeting and (ii) intends to appear in person or by proxy at the Annual Meeting and to take the following actions: (a) if Proposals 1 and 2 (described below) are approved by the stockholders of the Company at the Annual Meeting, to nominate for election as directors of the Corporation Jerry W. Levin, Jeffrey C. Bloomberg, Ulysses L. Bridgeman, Jr., Kenneth W. Gilbert, Richard A. Mandell, and Gregory H. Sachs (each a "Nominee"),
(b) if Proposals 1 and 2 are not approved by the stockholders of the Company at the Annual Meeting, to nominate for election as directors of the Corporation Jerry W. Levin, Ulysses L. Bridgeman, Jr., Kenneth W. Gilbert, and Richard A. Mandell, (c) if applicable, to nominate for election as directors of the Corporation one or more Additional Nominees or Alternate Nominees (as each is defined below) and (d) to move the following proposals (the "Proposals"):

            Proposal 1: A proposal to increase and fix the size of the Board to fifteen (15) directors, and to increase the number of directors authorized to be in the class of directors to be voted upon at the Annual Meeting to six (6) directors.

            Proposal 2: A proposal to fix the number of directors authorized to be in each class of directors to (i) six directors in the class of directors whose term expires in 2011, (ii) five directors in the class of directors whose term expires in 2009, and (iii) four directors in the class of directors whose term expires in 2010.

            Proposal 1 and Proposal 2 will be proposed in substantially the following form:


      RESOLVED, that section 2.02(A) of the New Regulations of the Corporation, as amended (the "Regulations") is hereby amended and replaced by the following provision:


            "Until changed in accordance with law, the number of directors of the Company shall be fifteen, divided into three classes. The class of directors whose term expires in 2011 shall consist of six (6) directors. The class of directors whose term expires in 2009 shall consist of five (5) directors. The class of directors whose term expires in 2010 shall consist of four (4) directors. The election of each class of directors shall be a separate election. At each Annual Meeting, directors shall be elected to succeed the directors of the class whose terms shall expire in that year, and each director so elected shall hold office for a term of three years and until his successor is duly elected and qualified, or until his earlier death, resignation or removal."

            RESOLVED, that Section 2.02(C) of the Regulations is hereby amended and replaced by the following provision:


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


            "At any time from and after the date of the Company's 2008 Annual Meeting of Shareholders, the directors may change the authorized number of directors, in which case the directors shall determine the number of directors to be added or subtracted, as the case may be, from each class of directors, and the effect of such increase or decrease on each class need not be uniform; provided, however, that the directors may not (i) increase the number of directors to more than fifteen, (ii)

            reduce the number of directors to fewer than eleven nor (iii) reduce the number of directors of any class to fewer than three."

            RESOLVED, that Section 2.02(D) of the Regulations is hereby amended and replaced by the following provision:

            "If the directors increase the authorized number of directors pursuant to Section 2.02(C), each additional director so authorized shall create a vacancy in the board that may be filled as provided for in the Regulations. No reduction in the number of directors shall of itself have the effect of shortening the term of any incumbent director."

            Proposal 3: A proposal to remove those members of the Board of Directors, if any, that were appointed by the directors of the Corporation, which proposal will be in substantially the following form:

            RESOLVED, any member of the Board of Directors of the Corporation who was appointed to the Board of Directors by the directors of the Corporation after February 4, 2008 and prior to the effectiveness of this resolution, shall be removed.

      Pursuant to Section 7.02 of the Regulations, each Proposal may be passed by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporation on such proposal.

      The purpose of and reasons for conducting the business specified in proposals 1, 2 and 3 at the Annual Meeting are that the Record Holder believes it to be in the best interests of the Corporation and its shareholders that there be additional shareholder representation on the Board and that (i) the Nominees be elected to the Board and that they each serve three year terms that commence on the date of the Annual Meeting and (ii) the Board not be permitted to increase the size of any class of directors prior to the Annual Meeting without the approval of the Corporation's shareholders.

        If, for any reason, more than six (6) directors are to be elected at the Annual Meeting, the Record Holder reserves the right to nominate additional persons to be so elected (each an "Additional Nominee") in order to seek proportionate representation. Additionally, if, due to death or disability, any Nominee or Additional Nominee is unable to stand for election at the Annual Meeting, the Record Holder reserves the right to nominate Michele K. Griffiths in place of such Nominee(s) or Additional Nominee(s) (the "Alternate Nominee"). In either event, the Record Holder will give prompt notice to the Corporation of its intent to nominate any Additional Nominee or the Alternative Nominee at the Annual Meeting. Except where the context otherwise requires, the term "Nominee" as used in this Notice shall be deemed to include one or more Additional Nominees or the Alternate Nominee, as applicable.

      As part of this notice, (i) certain information relating to each Nominee is set forth in the body of this Notice and in Annex A, Annex B (with the written consent of each Nominee to being named in the proxy statement as a nominee and to serving as a director of the Corporation if elected attached in Annex C) and Annex D; (ii) certain information relating to the Proposals is set forth in the body of this Notice and in Annex A and Annex B, and (iii) certain information relating to the Record Holder, the other Holders and certain related parties is set forth in the body of this Notice and in Annex A and Annex
B. Each Nominee is also party to an agreement (each a "Nominee Agreement") pursuant to which Trian Partners, L.P., on behalf of the Holders, has agreed to pay the costs of soliciting proxies in support of the election of the Nominee to the Board and the adoption of the Proposals at the Annual Meeting, and to indemnify the Nominee with respect to certain costs that may be incurred by the Nominee in connection with his or her nomination as a candidate for election to the Board at the Annual Meeting and the solicitation of proxies in support of his or her election. The Nominees will not receive any compensation from the Holders or their affiliates for their services as directors of the Corporation if elected. If elected, the Nominees will be entitled to such compensation from the Corporation as is consistent with the Corporation's past practices for services of non-employee directors, which is described in the Corporation's proxy statement furnished to shareholders in connection with the 2007 annual meeting of shareholders of the Corporation.

      Each Nominee, each Holder and certain related parties have an interest in the election of directors and the adoption of the Proposals at the Annual
Meeting: (i) indirectly through the beneficial ownership (if any) of Shares and other securities, as described on Annex A and Annex B, and (ii) pursuant to the Nominee Agreements. Except as disclosed in this Notice, no person on whose behalf this Notice is made has any substantial or material interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the Annual Meeting pursuant to this Notice. If elected, each Nominee would be considered an independent director of the Corporation under applicable New York Stock Exchange rules.

      Except as disclosed in this Notice, there are no arrangements or understandings between the Record Holder and any Nominee or any other person or persons with respect to the Record Holder's nomination of the Nominees or movement of the Proposals.

      The Record Holder hereby states with respect to each Nominee that, to the knowledge of the Record Holder, other than as disclosed in this Notice:

      (i) the Nominee is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Corporation, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

      (ii) (a) the Nominee has no position or office with the Corporation, and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee; (b) neither the Nominee nor any of his "associates" (which term, for purposes of this Notice, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Exchange Act) have any arrangement or understanding with any person with respect to (1) any future employment by the Corporation or its affiliates or (2) any future transactions to which the Corporation or any of its affiliates will or may be a party; (c) there are no transactions, or series of similar transactions, since the beginning of the Corporation's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Corporation or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which the Nominee or any member of his immediate family had, or will have, a direct or indirect material interest; (d) there are no material proceedings to which the Nominee or any of his associates is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries; and (e) neither the Nominee nor any member of his immediate family, nor any corporation or organization of which the Nominee is an executive officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, nor any trust or other estate in which the Nominee has a substantial beneficial interest or as to which the Nominee serves as a trustee or in a similar capacity, has been indebted to the Corporation or its subsidiaries at any time since the beginning of the Corporation's last fiscal year in an amount in excess of $120,000;

      (iii) the Nominee is not, nor during the last fiscal year has the Nominee been: (a) an executive officer of, or owns, or during the last fiscal year has owned, of record or beneficially in excess of a ten percent equity interest in, any business or professional entity that has made during the Corporation's last full fiscal year, or proposes to make during the Corporation's current fiscal year, payments to the Corporation or its subsidiaries for property or services in excess of five percent of (1) the Corporation's consolidated gross revenues for its last full fiscal year, or (2) the other entity's consolidated gross revenues for its last full fiscal year; (b) an executive officer of, or owns, or during the last fiscal year has owned, of record or beneficially in excess of ten percent equity interest in, any business or professional entity to which the Corporation or its subsidiaries has made during the Corporation's last full fiscal year, or proposes to make during the Corporation's current fiscal year, payments for property or services in excess of five percent of (1) the Corporation's consolidated gross revenues for its last full fiscal year, or (2) the other entity's consolidated gross revenues for its last full fiscal year; (c) an executive officer of, or owns, or during the last fiscal year has owned, of record or beneficially in excess of ten percent equity interest in, any business or professional entity to which the Corporation or its subsidiaries was indebted at the end of the Corporation's last full fiscal year in an aggregate amount in excess of five percent of the Corporation's total consolidated assets at the end of such fiscal year; (d) a member of, or of counsel to, a law firm that the Corporation has retained during the last fiscal year or proposes to retain during the current fiscal year; or (e) a partner or executive officer of any investment banking firm that has performed services for the Corporation, other than as a participating underwriter in a syndicate, during the last fiscal year or that the Corporation proposes to have perform services during the current year. To the knowledge of the Record Holder, there are no other relationships between the Nominee and the Corporation that are substantially similar in nature and scope to those relationships listed in items (a) through (e) above;

      (iv) none of the entities referred to in Annex B with which the Nominee has been involved during the past five years is a parent, subsidiary or other affiliate of the Corporation;

      (v) (a) the Nominee and each of his associates is not a record owner or direct or indirect beneficial owner of any stock of the Corporation or any parent or subsidiary of the Corporation; and (b) the Nominee has not purchased or sold any securities of the Corporation within the past two years;

      (vi) neither the Nominee nor any of his associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to other plans or other compensation from, or related to, services rendered on behalf of the Corporation, or is subject to any arrangement described in
                  Item 402 of Regulation S-K under the Securities Act of 1933, as amended ("Regulation S-K"); and

      (vii) (a) there are no relationships involving the Nominee or any of his associates that would have required disclosure under Item 402(j) of Regulation S-K had the Nominee been a director of the Corporation; (b) there are no events required to be disclosed under Item 401(f) of Regulation S-K that have occurred during the past five years and that are material to an evaluation of the ability or, integrity of the Nominee; (c) there are no "family relationships" (as defined in Section 401(d) of Regulation S-K) between the Nominee and any director or executive officer of the Corporation or person known to the Record Holder to be nominated by the Corporation to become a director or executive officer; and (d) the Nominee has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years.

      The Record Holder understands that certain information regarding the Annual Meeting (including, but not limited to, the record date, voting shares outstanding and date, time and place of the Annual Meeting), the Corporation (including, but not limited to, its various committees and proposal deadlines) and the beneficial ownership of the Corporation's securities will be set forth in the Corporation's proxy statement on Schedule 14A, to be filed with the SEC by the

Corporation with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Corporation and third parties under Sections 13 and 16 of the Exchange Act. To the extent the Corporation believes any such information is required to be set forth herein, the Record Holder hereby refers the Corporation to such filings. The Record Holder accepts no responsibility for any information set forth in any such filings not made by the Record Holder.

      The Annexes are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes, shall be deemed disclosed for all purposes of this Notice. All capitalized terms appearing in one of the Annexes that are not defined in such Annex shall have the meaning given in the body of this Notice or in another of the Annexes, as applicable.

      If you believe that this Notice for any reason does not comply with the requirements under applicable law or is otherwise defective in any respect, the Record Holder requests that you so notify it on or prior to 11:00 a.m. (New York, New York time) on February 11, 2008 by contacting Dennis J. Block of Cadwalader, Wickersham & Taft LLP by email (dennis.block@cwt.com) and by either telephone at (212) 504-5555 or by facsimile at (212) 504-6666.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            Please be advised that, notwithstanding the compliance by the Record Holder with applicable law, neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Record Holder or any of its affiliates to the Corporation from and after the date hereof shall be deemed to constitute an admission by the Record Holder or any of its affiliates that this Notice is in any way defective or as to the legality or enforceability of any particular provision of the Regulations or any other matter or a waiver by the Record Holder or any of its affiliates of its right to, in any way, contest or challenge the enforceability thereof or of any other matter.

                                       Very truly yours,

                                       TRIAN PARTNERS, L.P.
                                       By: Trian Partners GP, L.P., its
                                       general partner
                                       By:  Trian Partners General
                                       Partner, LLC, its general partner


                                       By: /s/ Nelson Peltz
                                           --------------------------------
                                       Name:   Nelson Peltz
                                       Title:  Member



cc: James V. Pickett
    Chairman of the Board
    By Email

                                                                         ANNEX A

Information about the Holders and certain related parties
---------------------------------------------------------

General

      The Record Holder, the Nominees and the other parties referenced below may be deemed to beneficially own, in the aggregate, 8,559,243 Shares, representing approximately 9.8% of the Corporation's outstanding Shares (based upon the 87,394,000 Shares reported to be outstanding as of November 5, 2007 by the Corporation in the Corporation's Quarterly Report on Form 10-Q for the period ending September 30, 2007, filed with the SEC on November 9, 2007).

Trian Parties

      Trian Partners General Partner, LLC, a Delaware limited liability company ("Trian GP LLC"), is the general partner of Trian Partners GP, L.P., a Delaware limited partnership ("Trian GP"), which is the general partner of the Record Holder, Trian Partners Master Fund, L.P., a Cayman Islands exempted limited partnership ("Trian Master Fund"). Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company ("Parallel Fund I GP"), is the general partner of Trian Partners Parallel Fund I, L.P., a Delaware limited partnership ("Parallel Fund I"). Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company ("Parallel Fund II LLC") is the general partner of Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership ("Parallel Fund II GP"). Parallel Fund II GP is the general partner of Trian Partners Parallel Fund II, L.P., a Delaware limited partnership ("Parallel Fund II"). Trian Fund Management GP, LLC, a Delaware limited liability company ("Trian Management GP"), is the general partner of Trian Fund Management, L.P., a Delaware limited partnership ("Trian Management"), which serves as (i) the management company for the Record Holder, Trian Master Fund and Parallel Fund and (ii) the investment manager for a separate account owned by TCMG-MA, LLC (the "Separate Account"), an indirect subsidiary of Triarc Companies, Inc. ("Triarc"). Trian Management has full discretion and authority to make all investment and voting decisions in respect of the Separate Account. Each of Parallel Fund II LLC, Trian GP LLC, Parallel Fund GP and Trian Management GP are owned and controlled by Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, and Edward P. Garden, a citizen of the United States of America, who therefore are in a position to determine the investment and voting decisions made by the Record Holder, Trian GP, Trian GP LLC, Trian Master Fund, Parallel Fund I, Parallel Fund I GP, Trian Management, Parallel Fund II GP, Parallel Fund II LLC, Parallel Fund II and Trian Management GP (collectively, the "Trian Entities").

      Each of the Record Holder, Trian Master Fund, Parallel Fund II GP, Trian GP, Parallel Fund I and Parallel Fund II is primarily engaged in the business of investing in securities. Trian GP LLC is primarily engaged in the business of serving as the general partner of Trian GP. Parallel Fund I GP is primarily engaged in the business of serving as the general partner of Parallel Fund I. Parallel Fund II LLC is primarily engaged in the business of serving as general partner of Parallel Fund II GP. Parallel Fund II GP is primarily engaged in the business of serving as the general partner of Parallel Fund II. Trian Management is primarily engaged in the business of serving as a management company for certain of the Trian Entities and as investment manager for the Separate Account. Trian Management GP is primarily engaged in the business of serving as the general partner of Trian Management. Nelson Peltz's present principal occupation or employment is (i) serving as Chief Executive Officer and a founding partner of Trian Management and, as such, managing the investments of Record Holder, Trian GP, Trian Master Fund, Parallel Fund I, Parallel Fund II, and the Separate Account, (ii) serving as Chairman and a director of Triarc and (iii) serving as Chairman of Trian Acquisition I Corp. ("Trian Acquisition"). Peter W. May's present principal occupation or employment is (i) serving as President and a founding partner of Trian Management and, as such, managing the investments of the Record Holder, Trian GP, Trian Master Fund, Parallel Fund I, Parallel Fund II, and the Separate Account, (ii) serving as Vice Chairman and a director of Triarc and (iii) serving as Vice Chairman and a director of Trian Acquisition. Edward P. Garden's present principal occupation or employment is (i) serving as Portfolio Manager and a founding partner of Trian Management and, as such, managing the investments of the Record Holder, Trian GP, Trian Master Fund, Parallel Fund I, Parallel Fund II, and the Separate Account, (ii) serving as a director of Triarc and (iii) serving as President, Chief Executive Officer and a director of Trian Acquisition.

      Each of the Record Holder, Trian GP, Parallel Fund I, Parallel Fund II and Trian Master Fund beneficially and directly owns and has sole voting power and sole dispositive power with regard to 952,519, 5,958, 135,712, 30,751 and 3,261,527 Shares, respectively, except to the extent that other persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Beneficial ownership of 251,320 Shares that are directly held in the Separate Account is further described below.

      Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of his or its relationships to the Record Holder and Trian Master Fund, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that the Record Holder and Trian Management Fund directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund I GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of his or its relationships to Parallel Fund I (as discussed above), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that Parallel Fund I directly and beneficially owns. Each of Parallel Fund I GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Trian GP LLC, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of his or its relationships to Trian GP, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that Trian GP directly and beneficially owns. Each of Trian GP LLC, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund II LLC, Parallel Fund II GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of his or its relationships to Parallel Fund II, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares that Parallel Fund II directly and beneficially owns. Each of Parallel Fund II LLC, Parallel Fund II GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of his or its relationships to the Separate Account (as discussed above), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act), the Shares (including Shares underlying Options) that are directly held in the Separate Account. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

      The business address of the Trian Entities, Nelson Peltz, Peter W. May and Edward P. Garden is c/o Trian Fund Management, L.P., 280 Park Avenue, New York, New York 10017, except that the business address of Trian Master Fund is, P.O. Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI.

Sandell Parties

      Castlerigg International Limited, a British Virgin Islands Company ("CIL"), is a private investment fund that is primarily engaged in the business of investing in securities and other investment opportunities. CIL invests substantially all of its assets indirectly in Castlerigg Master Investments Ltd., a British Virgin Islands Company and a master trading vehicle ("CMI"). Castlerigg International Holdings Limited, a British Virgin Islands Company ("CIHL"), is the controlling shareholder of CMI and CIL is the controlling shareholder of CIHL. Sandell Asset Management Corp., a Cayman Islands Exempted Company ("SAMC"), is the discretionary investment manager of CIL and CMI. Thomas
E. Sandell, a citizen of Sweden, is the controlling shareholder of SAMC and therefore may be deemed to share in the voting and dispositive power with SAMC over the securities beneficially owned by CMI or CIL. CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 3,761,500 Shares (including Shares underlying Options), except to the extent that other persons as described herein may be deemed to have shared voting power and shared dispositive power with regard to such Shares.

      The business address of SAMC and Thomas E. Sandell is 40 West 57th Street, New York, New York 10019. The business address of each of CMI, CIL and CIHL is c/o Citco Fund Services (Curacao) N.V, Kaya Flamboyan 9, P.O. Box 812, Curacao, Netherlands Antilles.

      The Record Holder, Trian GP, Trian Master Fund, Parallel Fund I, Parallel Fund II, and the Separate Account are collectively referred to herein as the "Holders."

Jerry W. Levin

      Jerry W. Levin's present principal occupation or employment is serving as Chairman and Chief Executive Officer of JW Levin Partners LLC. Mr. Levin is also a director of the Corporation and receives compensation for his services as such. Mr. Levin beneficially and directly owns and has sole voting power and sole dispositive power with regard to 5,443 Shares (including Shares underlying Options), except to the extent that other persons as described herein may be deemed to have shared voting power and shared dispositive power with regard to such Shares.

      The business address of Mr. Levin is 9 West 57th Street, NY, NY 10019.

Ulysses L. Bridgeman, Jr.

      Ulysses L. Bridgeman, Jr. is the owner and President of Manna Inc., which, together with other entities owned by Mr. Bridgeman operates 160 Wendy's Old Fashioned Hamburger restaurants. As a franchisee of the Corporation, Mr. Bridgeman and his affiliates pay franchise royalties and advertising fees in excess of $120,000 to the Corporation, and engage in other transactions with the Corporation.

      The business address of Mr. Bridgeman is 1903 Stanley Gault Parkway, Louisville, KY 40223.

                                                                         ANNEX B


Information about the Nominees
------------------------------

Name:       Jerry Levin
Age:        63
Business
Address:    9 West 57th Street, NY, NY 10019


Since 2006, Mr. Levin has been a member of the Board of Directors of Wendy's International, Inc. Mr. Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm organized by Mr. Levin in February, 2005, New York, New York.
Mr. Levin also serves as Chairman of Sharper Image Corporation and as a director of Saks Incorporated, Ecolab Inc. and U.S. Bancorp. Mr. Levin was Chairman and Chief Executive Officer of American Household, Inc. (formerly the Sunbeam Corporation), a consumer products company, from June, 1998 until January, 2005. In 1989, he joined MacAndrews & Forbes Holdings Inc. which controlled a number of companies, including The Coleman Company, Inc. and Revlon, Inc. Mr. Levin held executive positions in each of these companies including the title of Chairman from 1989 to 1998. Mr. Levin was also with the Pillsbury Company initially as head of corporate development and then as chief executive of several operating units within the Pillsbury Company that included Haagen-Dazs and the firm's restaurant group (comprised of Burger King, Steak & Ale, Bennigan's, Chart House and Godfather's Pizza) from 1974 to 1989.

Name:       Jeffrey C. Bloomberg
Age:        60
Business
Address:    101 Huntington Avenue, Boston, MA 02199


Mr. Bloomberg has been a member of the Board of Directors of Nortek, Inc. since April 19, 2005. Mr. Bloomberg was previously a member of the Nortek, Inc.'s Board of Directors from January 9, 2003 to August 27, 2004. Mr. Bloomberg also served as Chairman of Big League Broadcasting, LLC, which operates sports talk radio stations in Atlanta, Georgia and St. Louis, Missouri. Mr. Bloomberg has served since September 2001 in the Office of the Chairman of Gordon Brothers Group LLC, a company which assists retail and consumer goods companies in asset redeployment and providing capital solutions to middle market companies in the retail and consumer product industries. From 1994 to 2001, Mr. Bloomberg served as the President of Bloomberg Associates, an investment banking company. From 1985 to 1993, Mr. Bloomberg served as a Senior Managing Director at Bear Stearns & Co., Inc., specializing in corporate finance and mergers and acquisitions.

Name:       Ulysses L. Bridgeman, Jr.
Age:        54
Business
Address:    1903 Stanley Gault Parkway, Louisville, KY 40223


For more than five years, Mr. Bridgeman has been the owner and President of Manna Inc., which, together with other entities owned by Mr. Bridgeman operates 160 Wendy's Old Fashioned Hamburger restaurants. Mr. Bridgeman has served as a director of Jackson Hewitt Tax Service Inc. since June 2004 and as a director of Fifth Third
Bancorp. since July 2007.

Name:       Kenneth W. Gilbert
Age:        57
Business
Address:    1351 Washington Boulevard, Stamford, Connecticut 06902





Mr. Gilbert has been a member of the Board of Directors of Trian Acquisition I Corp. since December 2007. Between 2003 and 2004 Mr. Gilbert served as President and Chief Operating Officer of Uniworld Group, an advertising agency. Between 1995 and 2001, he was Senior Vice President and Chief Marketing Officer of Snapple Beverage Group. In September 2004, Mr. Gilbert founded RazorFocus, a marketing research and consultancy serving a broad range of clients in package goods, pharmaceutical, insurance, publishing and advertising.

Mr. Gilbert attended Howard University and holds a B.S. in Corporate and Organizational Management from the University of Connecticut.

Name:       Richard A. Mandell
Age:        65
Business
Address:    c/o Trian Fund Management, L.P.,
            280 Park Avenue, New York, New York 10017


Richard A. Mandell has been a private investor and financial consultant for more than five years From 2004 until May 2007, he served as the Chairman of the Board of Directors of Encore Capital Group, Inc., where he currently serves as a director. Mr. Mandell also serves as a director of Trian Acquisition I Corp. Mr. Mandell was previously a Vice President - Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, and prior to that, he was a Managing Director at Prudential Securities Incorporated. Mr. Mandell has also served as a director of a number of public companies in the restaurant industry, including Sbarro, Inc. and The Smith & Wollensky Restaurant Group, Inc. prior to the sales of such companies in 2007. He was also a Wendy's franchisee from 1977 to 1982. Mr. Mandell holds a B.S.E degree from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

Name:       Gregory H. Sachs
Age:        42
Business
Address:    615 N. Wabash, Chicago, IL 60611


Gregory H. Sachs has been a member of the Board of Directors of Deerfield Capital Corp. since November 2004. He served as Chairman and Chief Executive Officer of Deerfield Capital Management LLC ("Deerfield") and its immediate parent company, Deerfield & Company LLC ("Deerfield"), from 1993 until December 2007 and as a director of Triarc Companies from August 2004 to June 5, 2007. Prior to founding Deerfield, Mr. Sachs was, from 1991-1993, Vice President and Trading Manager of Harris Trust and Savings Bank's Global Fixed Income Trading Division, the bank's proprietary trading group. Prior to joining Harris Trust and Savings Bank, Mr. Sachs was a fixed income portfolio manager at Lotsoff Capital Management, an investment adviser.

Name:       Michele K. Griffiths
Age:        52
Business
Address:    c/o Trian Fund Management, L.P.,
            280 Park Avenue, New York, NY 10017


Ms. Griffiths has served as an independent consultant from 1997 until 2008, where she has worked with senior executives and private equity investors to steer organizations through strategic and organizational changes prompted by stricter performance mandates, strategic redirection or mergers and acquisitions activity. Prior to becoming an independent consultant, Ms. Griffiths worked in the Healthcare and Post-Merger Management Practices group of McKinsey & Co., Inc. where she served as an Associate from 1983 until 1987 and a Partner from 1988 until 1997. From 1979 to 1983, Ms. Griffiths worked at Air Products & Chemicals, Inc., where she served as an Analyst, Strategic Planning and Commercial Development (1979 - 1981) and Account Manager, Petroleum Recovery Systems (1981 - 1983).

Ms. Griffiths received her Bachelor of Science Degree from Bucknell University and a Masters in Business Administration from Harvard Graduate School of Business Administration.

                                                                         ANNEX C

                         Written consent of each Nominee
                         -------------------------------

                               CONSENT OF NOMINEE

      The undersigned hereby consents to being named as a nominee for election as a director of Wendy's International Inc. (the "Company") in the proxy statement to be filed with the Securities and Exchange Commission and distributed to shareholders of the Company by Trian Partners, L.P. and certain of its affiliates and other persons (collectively, the "Shareholders") and in other materials in connection with the solicitation of proxies by the Shareholders from shareholders of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof), and further consents to serve as a director of the Company, if elected.

Dated: January 23, 2008

                                           /s/ Jerry W. Levin
                                           -------------------------------------
                                           Jerry W. Levin

                               CONSENT OF NOMINEE

      The undersigned hereby consents to being named as a nominee for election as a director of Wendy's International Inc. (the "Company") in the proxy statement to be filed with the Securities and Exchange Commission and distributed to shareholders of the Company by Trian Partners, L.P. and certain of its affiliates and other persons (collectively, the "Shareholders") and in other materials in connection with the solicitation of proxies by the Shareholders from shareholders of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof), and further consents to serve as a director of the Company, if elected.

Dated: January 23, 2008

                                           /s/ Jeffrey C. Bloomberg
                                           -------------------------------------
                                           Jeffrey C. Bloomberg

                               CONSENT OF NOMINEE

      The undersigned hereby consents to being named as a nominee for election as a director of Wendy's International Inc. (the "Company") in the proxy statement to be filed with the Securities and Exchange Commission and distributed to shareholders of the Company by Trian Partners, L.P. and certain of its affiliates and other persons (collectively, the "Shareholders") and in other materials in connection with the solicitation of proxies by the Shareholders from shareholders of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof), and further consents to serve as a director of the Company, if elected.

Dated: February 8, 2008

                                           /s/ Ulysses L. Bridgeman, Jr.
                                           -------------------------------------
                                           Ulysses L. Bridgeman, Jr.

                               CONSENT OF NOMINEE

      The undersigned hereby consents to being named as a nominee for election as a director of Wendy's International Inc. (the "Company") in the proxy statement to be filed with the Securities and Exchange Commission and distributed to shareholders of the Company by Trian Partners, L.P. and certain of its affiliates and other persons (collectively, the "Shareholders") and in other materials in connection with the solicitation of proxies by the Shareholders from shareholders of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof), and further consents to serve as a director of the Company, if elected.

Dated: January 19, 2008

                                           /s/ Kenneth W. Gilbert
                                           -------------------------------------
                                           Kenneth W. Gilbert

                               CONSENT OF NOMINEE

      The undersigned hereby consents to being named as a nominee for election as a director of Wendy's International Inc. (the "Company") in the proxy statement to be filed with the Securities and Exchange Commission and distributed to shareholders of the Company by Trian Partners, L.P. and certain of its affiliates and other persons (collectively, the "Shareholders") and in other materials in connection with the solicitation of proxies by the Shareholders from shareholders of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof), and further consents to serve as a director of the Company, if elected.

Dated: February 8, 2008

                                           /s/ Richard A. Mandell
                                           -------------------------------------
                                           Richard A. Mandell

                               CONSENT OF NOMINEE

      The undersigned hereby consents to being named as a nominee for election as a director of Wendy's International Inc. (the "Company") in the proxy statement to be filed with the Securities and Exchange Commission and distributed to shareholders of the Company by Trian Partners, L.P. and certain of its affiliates and other persons (collectively, the "Shareholders") and in other materials in connection with the solicitation of proxies by the Shareholders from shareholders of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof), and further consents to serve as a director of the Company, if elected.

Dated: January 28, 2008

                                           /s/ Gregory H. Sachs
                                           -------------------------------------
                                           Gregory H. Sachs

                               CONSENT OF NOMINEE

      The undersigned hereby consents to being named as a nominee for election as a director of Wendy's International Inc. (the "Company") in the proxy statement to be filed with the Securities and Exchange Commission and distributed to shareholders of the Company by Trian Partners, L.P. and certain of its affiliates and other persons (collectively, the "Shareholders") and in other materials in connection with the solicitation of proxies by the Shareholders from shareholders of the Company to be voted at the 2008 Annual Meeting of Shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof), and further consents to serve as a director of the Company, if elected.

Dated: January 24, 2008

                                           /s/ Michele K. Griffiths
                                           -------------------------------------
                                           Michele K. Griffiths

                                                                         ANNEX D

Two year transaction history of each Nominee
--------------------------------------------

The following table sets forth all transactions with respect to the Shares effected during the past two years by each of the Nominees. Except as otherwise noted, all such transactions were effected in the open market. No part of the purchase price or market value of such Shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

             Name                    Date      No. of Shares   Transaction Type
------------------------------- ------------- --------------- ------------------
Jerry W. Levin                     5/03/2006      2,040(1)         Acquired
Jerry W. Levin                     5/01/2007      5,506(2)         Acquired


















---------------------

(1) Due to an anti-dilution adjustment to previously granted equity awards under the Corporation's equity compensation plans in connection with the spin-off of Tim Hortons Inc., this amount currently represents 4,247 Shares.

(2) This amount includes 1,196 Shares acquired pursuant to the dividend equivalent right provisions of a restricted stock unit award made under the Corporation's 2003 Stock Incentive Plan. This amount also includes 4,310 stock options, of which 1,436 of the stock options become exercisable on 5/01/08, and an additional 1,437 stock options become exercisable on each of 5/01/09 and 5/01/10.

                                      D-1